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                                                                   EXHIBIT 4.62

                                        AMENDMENT TO

                      CONFIDENTIAL TRANSPORTATION AGREEMENT BCOL-C-0219

Effective as of the 6th day of September, 2005.

BETWEEN

          CANADIAN NATIONAL RAILWAY COMPANY, a company under the laws of Canada on behalf of and as successor to BC RAIL PARTNERSHIP

                                                                          ("CN")

AND

          FALLS MOUNTAIN COAL INC., a company under the laws of British Columbia with its registered office in the City of Vancouver, British Columbia

                                                        ("FALLS MOUNTAIN COAL");

WHEREAS:

A. CN and Falls Mountain Coal entered into a Confidential Transportation Agreement, BCOL-C-02l9, dated June 9, 2004, (the "TRANSPORTATION AGREEMENT");

B. The Transportation Agreement contains CN's consent to any future assignment of it from Falls Mountain Coal to Mitsui Matsushima Canada Ltd. ("MITSUI") and Marubeni Corporation ("MARUBENI") pursuant to security agreements entered into between Mitsui and Marubeni and Falls Mountain Coal;

C. The security agreements between Mitsui and Marubeni and Falls Mountain Coal have been discharged and Falls Mountain Coal has entered into new security agreements with Royal Bank Asset Based Finance, a division of Royal Bank of Canada ("BANK"); and

D. CN and Falls Mountain Coal wish to amend the Transportation Agreement to replace Mitsui and Marubeni with the Bank and to make, other changes as set out in this Agreement.

NOW THEREFORE THE PARTIES AGREE, to amend the Transportation Agreement as follows:

1.   Paragraph 14B is revoked and replaced with the following:

          "B. Assignment: This Contract may be assigned by BCOL, but shall not be assigned by the Customer hereto without the consent of BCOL, which consent shall not be withheld unreasonably. BCOL. hereby consents to the assignment of this Contract to Royal Bank Asset Based Finance, a division of Royal Bank of Canada, or any of the other divisions of the Rank ("BANK"), or to the assignment
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          of only the benefit of and rights under this Contract to the Bank, pursuant to security agreements entered into between the Bank and the Customer."

2. Except as set out in. this Amending Agreement, all other provisions of the Transportation Agreement remain in full force and effect.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

                                   CANADIAN NATIONAL RAILWAY COMPANY


                                   Per:
                                        ----------------------------------------
                                        Authorized Signatory
                                        I have authority to bind the
                                        partnership


                                   FALLS MOUNTAIN COAL INC.


                                   Per: /s/ Martin Rip
                                        ----------------------------------------
                                        Authorized Signatory
                                        I have authority to bind the partnership